UNITED STATES

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On February 24, 2023, Gregory B. Braca was quoted in the following article on S&P Global Market Intelligence:

COMMUNITY CORNER

Republic First tackles strategic review, activist challenge under new CEO

Friday, February 24, 2023 10:03 AM ET

By Lauren Seay and David Hayes

Market Intelligence

Republic First Bancorp Inc., which settled with one activist investor group but is still sparring with another, is working to bring its performance metrics in line with peers as it moves forward with a strategic review, its new CEO said in an interview.

The Philadelphia-based company has a new chief executive, CFO and board members after dealing with in-fighting among C-suite executives and its board throughout 2022. It faced multiple investor activism campaigns during the year but resolved one late in October 2022, signing a cooperation agreement with a group led by Driver Management Co. LLC.

In his first interview since taking the helm in December 2022, President and CEO Tom Geisel said the company is exploring partnership and capital opportunities as part of the review and is now assessing several options. Greg Braca from the Norcross-Braca activist group said in a separate interview that he and his allies are advocating for improved performance, as their group’s proposal to make a $100 million direct capital investment in Republic First remains outstanding.

Both individuals said the company needs to improve its profitability and efficiency metrics.

Levers to pull

Among select midsize Pennsylvania banks active in the Philadelphia metro area, Republic First had the lowest return on average assets, lowest net interest margin, lowest loan-to-deposit ratio and highest efficiency ratio at year-end 2022, according to S&P Global Market Intelligence data.

However, the company is working to bring its efficiency and profitability metrics more in line with peers through various measures, such as diversifying its revenue base, right-sizing costs, better utilizing technology and “a combination of a potential restructure and runoff of the long-dated securities portfolio,” Geisel said.

“We’re focused on improving efficiency, driving profitability, and are going to prioritize that over pure asset growth,” Geisel said. “There are several levers we can pull.”

Improving the bank’s performance will lead to more “optionality” in the future, the CEO said.

“Execution is key, and successful execution creates value,” Geisel said. “The more value, the more you improve your optionality — and ultimately, that’s what’s best for all our stakeholders.”

Republic First Bancorp vs. Pennsylvania peers in 2022

		At or for the year ended Dec. 31, 2022					Feb. 16,
Company (top-level ticker)	City	Total assets ($B)	Loans/ deposits (%)	ROAA (%)	Efficiency ratio (%)	NIM (%)	2022 P/TBV (X)
First Commonwealth Financial Corp. (FCF)	Indiana	9.81	95.61	1.33	55.03	3.56	2.06
S&T Bancorp Inc. (STBA)	Indiana	9.11	99.50	1.47	51.91	3.74	1.90
Univest Financial Corp. (UVSP)	Souderton	7.22	103.63	1.12	62.36	3.37	1.37
Mid Penn Bank (MPB)	Millersburg	4.48	93.06	1.35	53.30	3.65	1.31
Peoples Security Bank and Trust Co. (PFIS)	Scranton	3.55	89.60	1.17	55.19	3.06	1.45
Citizens & Northern Bank (CZNC)	Wellsboro	2.44	86.31	1.17	60.62	3.83	1.81
First Citizens Community Bank (CZFS)	Mansfield	2.33	92.83	1.35	52.36	3.44	2.06
Meridian Bank (MRBK)	Malvern	2.06	102.84	1.33	69.56	4.08	1.28
ESSA Bank & Trust (ESSA)	Stroudsburg	1.92	110.17	1.09	62.44	3.51	1.03
LINKBANK (LNKB)	Camp Hill	1.15	96.43	0.67	71.98	3.60	1.16
Peer group median		3.00	96.02	1.25	57.91	3.58	1.41
Republic First Bancorp Inc. (FRBK)	Philadelphia	6.05	62.64	0.24	83.64	2.68	0.65

Data compiled Feb. 16, 2023.

P/TBV = price-to-tangible book value per share. Ratios are shown at the publicly traded parent-company level.

Peer group is limited to major exchange-traded Pennsylvania-based banks with between $1 billion and $10 billion in total assets at Dec. 31, 2022, and at least one branch in the Philadelphia-Camden-Wilmington, PA-NJ-DE-MD metropolitan statistical area. Merger targets were excluded.

Data is sourced from regulatory filings and is shown on a top-tier consolidated basis where available. Mid Penn Bank’s data is shown at the subsidiary level.

Efficiency ratio and net interest margin are shown on a fully taxable equivalent basis.

Source: S&P Global Market Intelligence.

© 2023 S&P Global.

Strategic review process

To help achieve those performance goals, the company embarked on a strategic review process in September 2022 with Keefe Bruyette & Woods. The goals at the start were first aimed at finding a new CEO and CFO and then exploring strategic partnerships or capital opportunities, Geisel said.

Under Geisel and new CFO Michael Harrington, who also joined in December 2022, the company has now turned to assessing “several options with a focus on a partner or partners who can help the company achieve its goals,” Geisel said. The CEO declined to provide further detail on the specific options the company is considering.

Given Republic First’s large securities book and the current interest rate environment, pursuing capital sources and working toward peer performance metrics may be a more realistic route for the company right now than a sale. If the company were to pursue M&A, its outsized bond portfolio would hinder dealmaking, experts have told Market Intelligence.

As at most banks, available-for-sale securities portfolios have come under pressure as a result of rising interest rates. When rates rise, the value of the bonds that banks own can drop, leading to massive unrealized losses in the securities portfolios that take a chunk out of accumulated other comprehensive income and drive down tangible book values.

Republic First’s banking subsidiary reported $2.54 billion in total securities at Dec. 31, 2022, making up roughly 43% of its $6.05 billion in total assets. Of those total securities, $1.63 billion are held-to-maturity and $902.7 million are available-for-sale.

As of Dec. 31, 2022, the company’s accumulated other comprehensive income stood at negative $148.1 million, a slight improvement from the third quarter of 2022 but still outsized compared to prior years.

Finding a buyer with that bond portfolio would be tough, Braca said.

“It’s very difficult for a small bank to do the deal because if you buy this thing, you’ve got to mark-to-market all of it, not just the available-for-sale portfolio, but the [held-to-maturity] portfolio, and that really brings equity under water,” Braca said.

Norcross-Braca group proposal

At least one outstanding capital proposal the bank can consider is the Norcross-Braca group’s $100 million direct investment offer — the group’s third offer after previous proposals of $50 million in September 2022 and $75 million in December 2022.

As part of the proposal, the group would want “meaningful” representation on the board, Braca said in the interview. Braca declined to give a specific number but said if the two entities were able to work out a deal, “whatever our ownership position in a final deal were to be, we would want a commensurate representation on the board.”

“So if you own 30% or 40%, we would want a commensurate representation of that board of directors,” Braca added.

Braca detailed the various measures the group would like to see enacted if the two sides were to strike a deal, including bringing the company’s efficiency ratio in line with peers, reevaluating its large bond book, bringing on talent to build out the lending portfolio, improving risk and controls, and making better use of technology.

“There’s 100 things a new management team needs to look at here, but it’s also about making sure that we’ve got the right board and governance oversight to make sure that this thing is charged with the right strategy,” Braca said.

When the group launched its campaign more than a year ago, one of its demands was a new CEO, and the group suggested that Braca, former TD Bank NA president and CEO, could be a good replacement. That condition is not part of its latest proposal, and the group is open to seeing how things go under Geisel’s leadership.

“They’ve made some changes, but we don’t know if it’s substantial enough,” Braca said. “Let’s give these individuals a little bit of time to figure it out, but they need to act with pace.”

Back and forth continues

In recent weeks, the group and the company have gone back and forth in press releases, each accusing the other of not signing a nondisclosure agreement in order to discuss the proposal. Braca said in the interview that his group is willing to sign an NDA but is not willing to sign the standstill agreement that Republic First is asking for.

Republic First maintains that the Norcross-Braca group will not sign an NDA.

“My view is if the Norcross-Braca group is interested in a constructive dialogue and investment, they should follow the industry’s standard practice, sign an NDA, do due diligence and proceed with a credible offer,” Geisel said. “We have a responsibility to all the participants in this process to create a level playing field.”

Nonetheless, Geisel said the company and the shareholder group share a goal despite the year of back and forth.

“At the end of the day, the company’s stakeholders should all want the same thing: better returns through improved performance in line with Republic’s peers,” Geisel said. “The more we can strengthen the foundation internally and mitigate the noise externally, the quicker we will get there.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].